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Certified Public Accountants

and Financial Advisors

Squar Milner LLP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Management

Strategic Asset Services LLC

We have examined management’s assertion, included in the accompanying Report on Assessment of Compliance, that Strategic Asset Services LLC (the “Company”) as of and  for  the  year  ended  December 31, 2017 (the “Reporting Period”) complied with the servicing criteria set forth in Item 1122(d) of the United States Securities and Exchange Commission’s (“SEC”) Regulation AB for commercial real estate loans for which the Company acted as primary and/or special servicer, as applicable, during the Reporting Period (such servicing is hereinafter referred to as “the Platform”), except for criteria 1122(d)(1)(iii), 1122(d)(3)(i)(C), 1122(d)(3)(iii), and 1122(d)(4)(xv), which management has determined are not applicable to the activities performed by the Company with respect to the Platform. Management is responsible for its assertion about the Company’s compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance with the applicable servicing criteria for the Platform based on our examination.

We conducted our examination in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards generally accepted in the United States of America. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the servicing criteria for the Platform is fairly stated, in all material respects. An examination involves performing procedures to obtain evidence about whether management’s assertion is fairly stated in all material respects. The nature, timing, and extent of the procedures selected depend on our judgment, including an assessment of the risks of material misstatement of management’s assertion, whether due to fraud or error. Our examination included selecting a sample of transactions and compliance activities related to the Platform during the Reporting Period, and evaluating whether the Company processed those transactions and performed those activities in compliance with the applicable servicing criteria for the period covered by this report. Accordingly, our testing may not have included servicing activities related to each loan within the Platform. Our testing of selected loans and compliance activities was limited to calculations, reports, and activities performed by the Company during the Reporting Period. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion.

As described in management’s assertion, for servicing criteria 1122(d)(1)(v), 1122(d)(2)(i), 1122(d)(2)(ii), 1122(d)(2)(iv), 1122(d)(2)(v), 1122(d)(2)(vi), 1122(d)(2)(vii), 1122(d)(3)(i)(A),  1122(d)(3)(i)(B), 1122(d)(3)(i)(D), 1122(d)(3)(ii), 1122(d)(3)(iv), 1122(d)(4)(i), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi),  1122(d)(4)(xii), 1122(d)(4)(xiii), and  1122(d)(4)(xiv),  the  Company  has engaged vendors to perform activities required by these servicing criteria with respect to its Platform. The Company has determined that these vendors are not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to these vendors as permitted by the SEC Compliance and Disclosure Interpretation (C&DI) 200.06, Vendors Engaged by Servicers (“C&DI 200.06”) (formerly SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (“Interpretation 17.06”)). As permitted by C&DI 200.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with the servicing criteria applicable to the vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company’s eligibility to apply C&DI 200.06.

Our examination does not provide a legal determination of the Company’s compliance with the applicable servicing criteria for the Platform.

In our opinion, management’s assertion that the Company complied with the aforementioned applicable servicing criteria, including servicing criteria 1122(d)(1)(v), 1122(d)(2)(i), 1122(d)(2)(ii), 1122(d)(2)(iv), 1122(d)(2)(v), 1122(d)(2)(vi), 1122(d)(2)(vii), 1122(d)(3)(i)(A), 1122(d)(3)(i)(B), 1122(d)(3)(i)(D), 1122(d)(3)(ii), 1122(d)(3)(iv), 1122(d)(4)(i), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii), and 1122(d)(4)(xiv) for which compliance is determined based on C&DI 200.06 as described above, as of  and for the year ended December 31,  2017 for the Platform is fairly stated, in all material respects.

SQUAR MILNER LLP

/s/ SQUAR MILNER LLP

Newport Beach, California

February 13, 2018

4100 Newport Place Drive, Suite 600 Newport Beach, CA 92660   main 949.222.2999   web squarmilner.com

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